UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
placeCityWashington, StateD.C. PostalCode20549

FORM F-1/A4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RAMPART DETECTION SYSTEMS, LTD.

(Exact name of Registrant as specified in its charter)

placecountry-regionCanada (State or other jurisdiction of incorporation or organization)	3826 (Primary Standard Industrial Classification Code Number)	None (I.R.S. Employer Identification Number)

22242 48th Avenue, Suite 203
Murrayville, British Columbia, Canada V6E 3V7
(604) 533-5533
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

L. Andrew Schwab
Chief Executive Officer
Rampart Detection Systems, Ltd.

22242 48th Street, Suite 203
Murrayville, British Columbia, Canada V6E 3V7
(604) 533-5533
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Christopher H. Dieterich, Esq.
Dieterich & Associates, LP
11835 West Olympic Blvd., addressStreetSuite 1235E
placeCityLos Angeles, StateCalifornia PostalCode90064
(310) 312-6888

Approximate Date of commencement of proposed sale to the public:  [EFFECTIVE DATE]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ?

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ?

If this form is a post-effective amendment filed pursuant to the Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ?

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ??

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	300,000(3)	$0.40	$120,000	$11.04

(1) Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee using the price at which the last private placement of securities was transacted, or the book value of the securities, whichever is higher.

(3)

Represent shares to be distributed, via dividend, to the shareholders of Regal One Corporation.

______________________________________________________________________________________________________________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a) may determine.

NOTE:  This amendment is being filed to update the audit-related dates to a more timely date with respect to the date of the audit and the corresponding reference date in the Consent attached as Exhibit 23.2 to the Registration Statement filed on February 15, 2012.  These dates are now February 24, 2012, and an updated Exhibit 23.2 is attached to this filing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Rampart Detection Systems Ltd.

(a development stage company)

StateStateLos Angeles, StateCalifornia

We have audited the accompanying consolidated balance sheets of Rampart Detection Systems, Ltd. and its subsidiaries (a development stage company) (collectively, the “Company”) as of July 31, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the years ended July 31, 2011 and 2010 and the period from January 9, 2009 (inception) through July 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (StateStateUnited States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rampart Detection Systems, Ltd. and its subsidiaries as of July 31, 2011 and 2010 and the consolidated results of their operations and their cash flows for the years ended July 31, 2011 and 2010 and the period from January 9, 2009 (inception) through July 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses since inception, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONEBAILEY, LLP

www.malone-bailey.com

StateStateHouston, StateTexas

February 24, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its Behalf by the undersigned thereunto duly authorized, in the City of Murrayville, Province of British Columbia, Canada, on February 24, 2012.

RAMPART DETECTION SYSTEMS, LTD.

a StateStateBritish Columbia corporation

/s/ L. Andrew Schwab

L. Andrew Schwab

President

/s/ Kenneth Swaisland

Kenneth Swaisland

Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/a/ Milton Datsopoulos

Milton Datsopoulos

Director

February 24, 2012

/a/ Michael McClain

Michael McClain

Director

February 24, 2012

/s/ Paul McClory

Paul McClory

Director

February 24, 2012

/s/ Kenneth Swaisland

Kenneth Swaisland

Director

February 24, 2012

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MALONEBAILEY LLP

Certified Public Accounting Firm

We consent to the incorporation in this Registration Statement on Form F1/A4 of our report dated February 24, 2012 with respect to the audited consolidated financial statements of Rampart Detection Systems, Ltd. for the years ended July 31, 2011 and 2010 and for the period from January 9, 2009 (inception) through July 31, 2011.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

MaloneBailey, LLP

www.malone-bailey.com

StateStateHouston, StateTexas

February 24, 2012